SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 7, 2008

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11596	58-1954497
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia		30350
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (770) 587-9898

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 - Other Events

As previously disclosed, on September 10, 2007, we entered into two separate letters of intent (“LOIs”) to sell a major portion of our Industrial Segment to Triumvirate Environmental, Inc. (“TEI”) (“Purchaser”). One of the LOIs addressed the sale of assets of Perma-Fix of Maryland, Inc., Perma-Fix of Fort Lauderdale, Inc., and Perma-Fix of Orlando, Inc., and the second LOI related to the sale of the assets of Perma-Fix of South Georgia, Inc.

As previously disclosed, we completed the sale of the Perma-Fix of Maryland, Inc. facility to TEI on January 8, 2008 for $3.825 million in an all cash transaction, subject to certain working capital adjustments during the first half of 2008.

Pursuant to an amendment to the LOI with TEI, the exclusivity period for the LOI covering the sale of Perma-Fix of Fort Lauderdale, Inc. and Perma-Fix of Orlando, Inc. was extended to February 7, 2008. On February 7, 2008 the LOI exclusivity period with TEI relating to Perma-Fix of Ft. Lauderdale and Perma-Fix of Orlando expired. We are currently in discussions with other prospective buyers regarding the sale of both companies.

In addition, the LOI exclusivity period with TEI relating to Perma-Fix of South Georgia, Inc. has expired. We have received interest from another party for the purchase of Perma-Fix of South Georgia and are negotiating a definitive agreement in connection with the sale of Perma-Fix of South Georgia.

As previously announced we continue to focus on the divestiture of all or a part of our Industrial Segment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

Dated:	February 13, 2008	By:	/s/ Steven Baughman
Steven Baughman
Vice President and
Chief Financial Officer